Exhibit 5.1

Lion Lam Diamond Inc.,

14520 Memorial Dr., Ste #M206
Houston, Texas 77079

Date: January 31, 2010

Re: Lion Lam Diamond Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended ( “Act”), filed by Lion Lam Diamond Inc., a Texas Corporation (“Company”), with the Securities and Exchange Commission. The Registration Statement related to the offering of up to 5,000,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission.

I have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on my examination mentioned above, I am of the opinion that 5,000,000 shares of common stock to be offered are duly authorized shares of common stock which were legally issued, when sold, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not hereby admit that I am the category of persons whose consent is required under Section 7 of the Act, or the rules and regulation of the Securities and Exchange Commission.

Attorney's Signature